Exhibit 99.1

January 18, 2006

Board of Directors

Urologix, Inc.

14405 - 21st Avenue North

Minneapolis MN 55447

Dear Members of the Board:

As the African project that I am very involved with has grown, it is clear that it is absorbing more time than I have available. Therefore, I am withdrawing from board positions to create more time and less obligations and hence I have made the decision to resign from the Board of Directors of Urologix, Inc. My resignation is effective as of today, January 18, 2006. It has been my pleasure to serve Urologix over these last eight years and I wish Urologix every future success. The therapy provided by Urologix is remarkable as our family can attest to from the very positive results on a 99 year old father-in-law. Keep up the effort to gain the acceptance for this very important adjunct to the “tool box” of treatment options for urologists to utilize.

Very Truly Yours,

/s/ Bobby I. Griffin
Bobby I. Griffin